Exhibit 10.1

Summary of Domestic Commercial Invoice Discount Agreement (the “Agreement”) dated August 21, 2006, by and between Jinzhou Halla Electrical Equipment Co., Ltd. (“Halla”) and the Bank of China Jinzhou branch (the “Bank”).

Contract No.: JZGNBI 2006001

1.	Effective as of the date of the Agreement is signed, the Bank agrees to provide Halla with a credit facility up to RMB 30 million (“Commitment Amount”). The Agreement terminates on August 8, 2007.

2.	Within the Commitment Amount, the Bank hereby agrees to purchase any account receivables underlying certain commercial invoices that are acceptable by the Bank.

3.
The Bank shall accept a Halla’s commercial invoice if (i) the commercial invoice is issued to a Halla’s customer for purchasing products from Halla on credit; (ii) the account receivable is not overdue; (ii) such account receivable is payable in RMB; (iii) the payment date is within 180 days from the issuance of commercial invoices; (iv) the account receivable is owned by Halla; (v) such commercial invoice is assignable; (v) the commercial invoice and the underlying account receivable result from a transaction that is in the ordinary course of Halla’s business and (vi) such commercial invoice and the underlying account receivable are free of lien and other security interest.

4.
For each transaction, Halla shall pay the Bank a fee equal to 0.15 - 0.3% of the face value of Halla’s commercial invoices. Halla shall also pay the Bank an interest for each transaction at a rate equal to 90% of the prime rate of the People’s Bank of China. The interests accrete until and shall be paid on the date when the commercial invoices are paid off by Halla’s customer.

5.
During the term of the Agreement, the total amount of payment based on the acceptable commercial invoices submitted by Halla to the Bank shall not exceed the available line of credit pursuant to the Agreement.

6.	Halla agrees that it shall assign all acceptable commercial invoices occurring after the execution date of this agreement to the Bank.

7.
For each transaction, Halla shall submit an Application for Domestic Commercial Invoice Discount to the Bank as well as all acceptable commercial invoices attached with an assignment notice stating the Bank’s status of assignee of the account receivables underlying such commercial invoice.

8.	The Bank shall process Halla’s application within 3 business days after it receives all required documents from Halla.

9.	The Bank shall have the right to charge service fees according to its own fee schedules.

10.	The Agreement shall become effective upon the attachment of official seals by both parties and being signed by authorized officers respectively.

11.	No party shall unilaterally alter any provisions of the Agreement without the consent of the other party.

12.
In the event of any dispute arising out of or relating to this Agreement, Halla and the Bank shall attempt in the first instance to resolve such dispute through friendly consultations. In the event such dispute is not resolved through consultations, the parties shall submit the dispute to the court which has the jurisdiction.

Jinzhou Halla Electrical Equipment Co., Ltd.	Bank of China Jinzhou branch
Seal	Seal
/s/ Yuncong Ma